UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2011 (October 25, 2011)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On October 25, 2011, Chesapeake Energy Corporation (“Chesapeake”) issued a press release announcing that its wholly owned subsidiary, Chesapeake Oilfield Operating, L.L.C. (“COO”), priced a $650 million private placement of senior notes due 2019 (the “Notes”). A copy of the press release is attached as Exhibit 99.1 to this Current Report.

On October 28, 2011, COO closed its issuance of the Notes.  The Notes bear interest at a rate of 6.625% per annum and are initially guaranteed by COO’s existing subsidiaries.  In connection with this issuance, COO and its subsidiaries were released from their guarantees and other credit support obligations that existed for the benefit of Chesapeake and its other subsidiaries, including Chesapeake’s senior notes, contingent convertible senior notes and corporate revolving bank credit facility.  The total assets of Chesapeake’s oilfield services subsidiaries were approximately $1.3 billion as of June 30, 2011.  For the six-month period ended June 30, 2011, Chesapeake’s oilfield services subsidiaries generated approximately $223 million of revenue and a net loss of $4 million.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  See "Exhibit Index" attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Date:           October 31, 2011

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Chesapeake Energy Corporation press release dated October 25, 2011 – Chesapeake Oilfield Operating, L.L.C. pricing of private placement of $650 Million of Senior Notes due 2019